Exhibit (a)(5)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-280666) of The Gabelli Global Small & Mid Cap Value Trust of our report dated February 27, 2026, except for the effects of the restatement discussed in Note 1 to the financial statements, as to which the date is September 8, 2026, relating to the financial statements and financial highlights, which appears in this Form N‑CSR/A, for the period ended December 31, 2025. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 8, 2026